Exhibit 99.(a)(5)(C)

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 1 of 13 PageID #: 1 IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE MICHAEL KENT, Individually and On Behalf of All Others Similarly Situated, ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) Plaintiff, Case No. v. JURY TRIAL DEMANDED CORIUM INTERNATIONAL, INC., DAVID L. GREENWOOD, ERIC H. BJERKHOLT, BHASKAR CHAUDHURI, RON EASTMAN, PHYLLIS GARDNER, IVAN GERGEL, PAUL GODDARD, PETER D. STAPLE, ROBERT THOMAS, GURNET HOLDING COMPANY, and GURNET MERGER SUB, INC., CLASS ACTION Defendants. COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934 Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows: NATURE OF THE ACTION 1. This action stems from a proposed transaction announced on October 11, 2018 (the “Proposed Transaction”), pursuant to which Corium International, Inc. (“Corium” or the “Company”) will be acquired by affiliates of Gurnet Point Capital. 2. On October 11, 2018, Corium’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Gurnet Holding Company (“Parent”) and Gurnet Merger Sub, Inc. (“Merger Sub,” and together with Parent, “Gurnet”). Pursuant to the terms of the Merger Agreement, Merger Sub commenced a tender offer (the “Tender Offer”) to acquire all of Corium’s outstanding

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 2 of 13 PageID #: 2 common stock for $12.50 per share in cash. The Tender Offer is set to expire on November 26, 2018. 3. On October26, 2018, defendants filed a Schedule 14D-9 Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction. 4. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement. JURISDICTION AND VENUE 5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9. 6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice. 7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District. PARTIES 8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Corium common stock. 2

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 3 of 13 PageID #: 3 9. Defendant Corium is a Delaware corporation and maintains its principal executive offices at 235 Constitution Drive, Menlo Park, California 94025. Corium’s common stock is traded on the NasdaqGM under the ticker symbol “CORI.” Corium is a party to the Merger Agreement. 10. Defendant David L. Greenwood is Chairman of the Board of the Company. 11. Defendant Eric H. Bjerkholt is a director of the Company. 12. Defendant Bhaskar Chaudhuri is a director of the Company. 13. Defendant Ron Eastman is a director of the Company. 14. Defendant Phyllis Gardner is a director of the Company. 15. Defendant Ivan Gergel is a director of the Company. 16. Defendant Paul Goddard is a director of the Company. 17. Defendant Peter D. Staple is the President and Chief Executive Officer of the Company. 18. Defendant Robert Thomas is a director of the Company. 19. The defendants identified in paragraphs 10 through 18 are collectively referred to herein as the “Individual Defendants.” 20. Defendant Parent is a Delaware corporation and is a party to the Merger Agreement. 21. Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement. CLASS ACTION ALLEGATIONS 22. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of Corium (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant. 3

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 4 of 13 PageID #: 4 23. This action is properly maintainable as a class action. 24. The Class is so numerous that joinder of all members is impracticable. As of October 9, 2018, there were approximately 36,517,802 shares of Corium common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country. 25. Questions of law and fact are common to the Class, including, among others, whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues. 26. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class. 27. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests. 28. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate. 4

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 5 of 13 PageID #: 5 SUBSTANTIVE ALLEGATIONS Background of the Company and the Proposed Transaction 29.Corium is a commercial-stage biopharmaceutical company focused on the development, manufacture, and commercialization of specialty pharmaceutical products that leverage the Company’s broad experience with advanced transdermal and transmucosal delivery systems. 30. Corium has multiple proprietary programs in preclinical and clinical development, focusing primarily on the treatment of neurological disorders, with lead programs in Alzheimer’s disease. 31. Corium has developed and is the sole commercial manufacturer of seven prescription drug and consumer products with partners Mayne Pharma and Procter & Gamble. 32. The Company has two proprietary transdermal platforms: Corplex™ for small molecules and MicroCor®, a biodegradable microstructure technology for small molecules and biologics, including vaccines, peptides, and proteins. 33. On October 11, 2018, Corium’s Board caused the Company to enter into the Merger Agreement with Gurnet. 34. Pursuant to the terms of the Merger Agreement, Merger Sub commenced the Tender Offer to acquire all of Corium’s outstanding common stock for $12.50 per share in cash. 35. According to the press release announcing the Proposed Transaction: Corium International, Inc. (Nasdaq: CORI), a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty transdermal products, today announced that it has entered into a definitive merger agreement under which Gurnet Point Capital (GPC), a private investment firm focused on the healthcare and life sciences sectors, will acquire Corium. The transaction is structured as a tender offer followed immediately by a merger. Corium’s board of directors has unanimously approved the transaction. 5

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 6 of 13 PageID #: 6 Under the terms of the merger agreement, GPC will pay $12.50 per share in cash upon the closing. The agreement also provides for a Contingent Value Right (CVR) of $0.50 per share that is payable based on the U.S. Food and Drug Administration’s approval of Corium’s lead product candidate, Corplex Donepezil, for the treatment of Alzheimer’s disease, prior to March 31, 2020. Including the CVR payment, the transaction is valued at up to $504 million. The total offer amount, including the CVR amount, represents a 42% premium over the 30-day volume-weighted average price of Corium’s common stock. The $12.50 per share closing amount represents a 50% premium over the closing price on October 10, 2018. Following the transaction, which is expected to close by the end of 2018, Corium will also offer to repurchase all of its $120 million in convertible notes. . . . Following completion, Corium will become a private company, wholly owned by GPC, and will no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, nor be traded on Nasdaq Global Select Market. The Company plans to maintain operations in the Menlo Park, CA and Grand Rapids, MI areas. Corium’s largest stockholder, Essex Woodlands, has entered into a support agreement to tender its shares in this transaction. The Solicitation Statement Omits Material Information, Rendering It False and Misleading 36. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction. 37. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. 38. First, the Solicitation Statement omits material information regarding the Company’s financial projections and the analyses performed by the Company’s financial advisor in connection with the Proposed Transaction, Guggenheim Securities (“Guggenheim”). 39. With respect to the Company’s financial projections, the Solicitation Statement fails to disclose: (i) all line items used to calculate EBIT; (ii) all line items used to calculate EBITDA; (iii) all line items used to calculate unlevered free cash flow; and (iv) a reconciliation of all non-GAAP to GAAP metrics. 6

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 7 of 13 PageID #: 7 40. With respect to Guggenheim’s Corium Financing-Adjusted Discounted Cash Flow Analyses, the Solicitation Statement fails to disclose: (i) all line items used to calculate the unlevered free cash flows used by Guggenheim in the analyses; (ii) the Company’s terminal value; (iii) the inputs and assumptions underlying the discount rates used by Guggenheim in the analyses; (iv) the net operating loss carryforwards expected to be utilized by the Company; and (v) the dilution provided and approved by the Company’s management. 41. With respect to Guggenheim’s Premiums Paid in Selected Merger and Acquisition Transactions, the Solicitation Statement fails to disclose the transactions observed by Guggenheim in the analysis as well as the premiums paid in such transactions. 42. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. Moreover, the disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion. 43. Second, the Solicitation Statement omits material information regarding potential conflicts of interest of Guggenheim. 44. Specifically, the Solicitation Statement fails to disclose the amount of compensation Guggenheim received in connection with Corium’s follow-on offering in 2017. 45.Full disclosure of investment banker compensation and all potential conflicts is required due to the central role played by investment banks in the evaluation, exploration, selection, and implementation of strategic alternatives. 7

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 8 of 13 PageID #: 8 46. Third, the Solicitation Statement fails to disclose the terms of Locust Walk Securities, LLC’s (“Locust”) engagement. Among other things, the Solicitation Statement fails to disclose the amount of compensation Locust will receive in connection with its engagement. The Solicitation Statement also fails to disclose whether Locust has performed past services for any parties to the Merger Agreement or their affiliates, as well as the timing and nature of such services and the amount of compensation received by Locust for such services. 47. Fourth, the Solicitation Statement fails to disclose whether the Company entered into any confidentiality agreements that contained standstill and/or “don’t ask, don’t waive” provisions that are or were preventing the counterparties from submitting superior offers to acquire the Company. 48. Without this information, stockholders may have the mistaken belief that, if these potentially interested parties wished to come forward with a superior offer, they are or were permitted to do so, when in fact they are or were contractually prohibited from doing so. 49. The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: The Solicitation or Recommendation. 50. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders. COUNT I (Claim for Violation of Section 14(e) of the 1934 Act Against Defendants) 51. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 52. Section 14(e) of the 1934 Act states, in relevant part, that: It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, 8

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 9 of 13 PageID #: 9 in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.] 53. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading. 54. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants. 55. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above. 56. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement. 57. The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available. 58.Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading. 59. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act. 60. Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm. 61. Plaintiff and the Class have no adequate remedy at law. 9

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 10 of 13 PageID #: 10 COUNT II (Claim for Violation of 14(d) of the 1934 Act Against Defendants) 62. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 63. Section 14(d)(4) of the 1934 Act states: Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors. 64. Rule 14d-9(d) states, in relevant part: Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.] Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.” 65. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading. 66. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading. 67. The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer. 10

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 11 of 13 PageID #: 11 68. Plaintiff and the Class have no adequate remedy at law. COUNT III (Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants and Gurnet) 69. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 70. The Individual Defendants and Gurnet acted as controlling persons of Corium within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as directors of Corium and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading. 71. Each of the Individual Defendants and Gurnet was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected. 72. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement. 73. Gurnet also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or 11

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 12 of 13 PageID #: 12 misrepresented in the Solicitation Statement. 74. By virtue of the foregoing, the Individual Defendants and Gurnet violated Section 20(a) of the 1934 Act. 75. As set forth above, the Individual Defendants and Gurnet had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. 76. As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm. 77. Plaintiff and the Class have no adequate remedy at law. PRAYER FOR RELIEF WHEREFORE, plaintiff prays for judgment and relief as follows: A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction; B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages; C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading; D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder; E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and 12

Case 1:18-cv-01744-UNA Document 1 Filed 11/05/18 Page 13 of 13 PageID #: 13 F. Granting such other and further relief as this Court may deem just and proper. JURY DEMAND Plaintiff hereby demands a trial by jury. Dated: November 5, 2018 RIGRODSKY & LONG, P.A. By: /s/ Gina M. Serra Brian D. Long (#4347) Gina M. Serra (#5387) 300 Delaware Avenue, Suite 1220 Wilmington, DE 19801 Telephone: (302) 295-5310 Facsimile: (302) 654-7530 Email: bdl@rl-legal.com Email: gms@rl-legal.com OF COUNSEL: RM LAW, P.C. Richard A. Maniskas 1055 Westlakes Drive, Suite 300 Berwyn, PA 19312 Telephone: (484) 324-6800 Facsimile: (484) 631-1305 Email: rm@maniskas.com Attorneys for Plaintiff 13